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              [LETTERHEAD OF CONTINENTAL MEDICAL SYSTEMS, INC.]


June 27, 1996


Neal Elliott
Chairman/CEO
Horizon/CMS Healthcare Corporation
6001 Indian School Road, NE
Suite 530
Albuquerque, NM 87110

Dear Neal:

Next week will mark the one year anniversary of the merger of Horizon and CMS. While matters of disagreement in a merger such as ours are part of the process, I have become troubled by the confrontation that has taken place at the Board level over the last year.

As you know, I have disagreed with you on a number of matters that have come before the Board either for a vote or general discussion. This has not been easy although I have spoken and voted consistent with my good faith views of the best interest of the Company. At this point, however, I believe it would be best if I resigned from the Board. In addition, at your request I will resign my position of Executive Vice President of Horizon/CMS. I understand that this title was given to me at the merger with the best of intentions. However, inasmuch as I have no corporate responsibilities it may be advisable to vacate that title as well.

With these actions, it is my hope that our professional relationship can be strengthened. I will continue to serve the Company as head of the CMS Division. Clearly, consistency in our earnings will have to be a strength of the Company going forward. This is where I can continue to make the strongest impact.

Sincerely,

/s/  Robert A. Ortenzio
- --------------------------------
Robert A. Ortenzio
President

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              [LETTERHEAD OF CONTINENTAL MEDICAL SYSTEMS, INC.]


                                                              June 27, 1996


To:  Neal Elliott
     Chairman/CEO, Horizon/CMS Healthcare Corporation



Please accept this as notice of my resignation from the Board of Directors of Horizon/CMS Healthcare COrporation effective as of the date hereof.

                                         Sincerely,

                                         /s/  Robert A. Ortenzio
                                         ------------------------------------
                                              Robert A. Ortenzio


RAO:mlh
ROBaD

cc:  Frank McCord
     Ray Novak
     Roy Zimmerman
     Jerry Martin
     Barry Portnoy